RESTATED
CERTIFICATE OF INCORPORATION
OF
HORMEL FOODS CORPORATION

Hormel Foods Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, hereby certifies as follows:

1.The name of the Corporation is Hormel Foods Corporation, and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State on September 20, 1928, under the name Geo. A. Hormel & Company.

2.Except to the extent expressly permitted by Section 245(c) of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates the Corporation’s Certificate of Incorporation, as heretofore amended, in its entirety and only restates and integrates, and does not further amend, the Corporation’s Restated Certificate of Incorporation, as heretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law.

4.The text of the Restated Certificate of Incorporation of the Corporation (as restated, this “Certificate of Incorporation”) is hereby restated in its entirety to read as follows:

FIRST: The name of this corporation is HORMEL FOODS CORPORATION.
SECOND: Its registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:
(a)    To manufacture, buy and in any manner acquire and to prepare for market and import, export, sell and deal in, both at wholesale and retail and on its own account and on commission, all kinds of meats and meat products and all kinds of food and food products, and in connection therewith to carry on the business of slaughtering livestock and poultry and to deal in and with all kinds of products and by-products arising therefrom; to own and operate packing houses and canning establishments and to market, sell and deal in and with all articles produced or handled in connection therewith; to acquire by purchase or lease and to sell, mortgage, own, manage and operate such real estate and such personal property as may be necessary or convenient in the conduct of its business; to manufacture ice and to operate refrigeration plants, to own and operate refrigerator and other cars, either as owner or lessee, and generally to do all those things which are incidental to the aforesaid business.
(b)    To buy, or otherwise acquire, sell, lease, mortgage, own, manage, and operate farms and plantations; to deal in the products thereof; and to transact all business incidental or appurtenant thereto.
(c)    To manufacture, purchase, or otherwise acquire, to hold, own, mortgage, pledge, sell, assign, and transfer, or otherwise dispose of, to invest, trade in, deal in and deal with goods, wares, and merchandise and property of every class and description.
(d)    To acquire, by purchase or otherwise, to own, hold, buy, sell, convey, lease, mortgage or otherwise encumber real estate or other property, personal or mixed.
(e)    To acquire the good will, trademarks, rights and property, and to undertake the whole or any part of the business or liabilities of any person, firm, association or corporation; and to pay for the same in cash, the stock of this corporation, bonds, debentures, promissory notes, or otherwise; and to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of the business so acquired; and to exercise all the powers necessary or convenient in and about the conduct and management of such business.
(f)    To apply for, obtain, register, lease, purchase, or otherwise to acquire, and to hold, use, own, operate and introduce, and to sell, assign, or otherwise dispose of, any trademarks, trade names, patents, inventions, improvements and processes used in connection with or secured under Letter Patent of the United States, or elsewhere, or otherwise: and to use, exercise, develop, grant licenses in respect of, or otherwise turn to account, any such trademarks, patents, licenses, processes and the like or any such property or rights.

(g)    To enter into, perform and carry out contract of every kind with any person, firm, association or corporation, and to draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, warrants, bonds, debentures and other negotiable or transferable instruments for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.
(h)    To hold, purchase or otherwise acquire, to sell, assign, transfer, mortgage, pledge or otherwise dispose of, shares of the capital stock and bonds, debentures or other evidences of indebtedness created by any other corporation or corporations, and, while the holder thereof, to exercise all the rights and privileges of ownership, including the right to vote thereon.
(i)    To purchase, hold, sell and transfer shares of its own capital stock; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital, and that shares of its own capital stock belonging to the corporation shall not be voted upon, directly or indirectly.
(j)    To negotiate policies of insurance, for its own benefit or for the benefit of others, upon the life or lives of any one or more of its officers or employees and to pay the premiums thereon; to cause or permit itself to be made the beneficiary of existing policies of insurance on the life or lives of any one or more of its officers or employees and thereafter to pay the premiums thereon; to cause other persons to be made the beneficiaries of existing policies of insurance on the life or lives of any one or more of its officers or employees and thereafter to pay the premiums thereon; and to pay the premiums on existing policies of insurance, on the life or lives of any one or more of its officers or employees, in which either this corporation or any other person or persons is or are named as beneficiary or beneficiaries.
(k)    To do any and all things set forth herein as objects, purposes, powers or otherwise, and to do all other things which corporations organized under the laws of the State of Delaware may do, to the same extent and as fully as natural persons might do, so far as may be permitted by law; provided, however, that nothing herein contained shall be deemed to authorize this corporation to construct, hold, maintain or operate within the State of Delaware railroads, railways, telegraph or telephone lines, or to carry on within said State any public utility business.
(l)    In general, to carry on any other business in connection with the foregoing, and to have and to exercise all the powers conferred, now or hereafter, by the laws of Delaware upon this corporation. The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,160,000,000 shares, divided into three classes consisting of 1,600,000,000 shares of Common Stock, par value $.01465 per share ("Common Stock"), 400,000,000 shares of Nonvoting Common Stock, par value $.01 per share ("Nonvoting Common Stock") and 160,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").
Section A.    Preferred Stock.
The Board of Directors is authorized at any time and from time to time, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
Section B.    Common Stock.
1.    Voting rights.
Each holder of record of Common Stock shall he entitled to one (1) vote on all matters for each share of Common Stock owned of record by such holder.
2.    Dividends.
Subject to the rights of the holders of Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors, provided, however, that:
(a)    No cash dividend or other distribution of assets, rights, evidence of indebtedness or any other property shall be declared, paid or made to the holders of Common Stock unless a cash dividend or other such distribution in like kind and equal per-share amount is simultaneously declared, paid or made to the holders of the Nonvoting Common Stock; and that
(b)    Stock dividends declared on the Common Stock shall be payable solely in shares of Common Stock. No stock dividend shall be declared or paid on the Common Stock unless a stock dividend payable in shares of Nonvoting Common Stock, proportionate on a per-share basis to the dividend on the Common Stock, is simultaneously declared and paid on the Nonvoting Common Stock.
3.    Liquidation.
    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock and any other class or series of stock having a preference as to liquidating distributions over the Common Stock, the holders of the Common Stock shall be entitled to share ratably on a per-share basis with the holders of the Nonvoting Common Stock as a single class in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. A consolidation or merger of the Corporation with and into any other corporation or corporations shall not be deemed to be a liquidation, dissolution, or winding-up of the Corporation as those terms are used in this paragraph 3.
Section C.    Nonvoting Common Stock.
1.    Voting Rights.
Except as otherwise required by law or provided in this Certificate of Incorporation, the holders of shares of Nonvoting Common Stock shall have no vote on any matter.
2.    Dividends.
Subject to the rights of the holders of Preferred Stock and any other class or series of stock having a preference as to dividends over the Nonvoting Common Stock then outstanding, the holders of the Nonvoting Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors, provided, however, that:
(a)    No cash dividend or other distribution of assets, rights, evidence of indebtedness or any other property shall be declared, paid or made to the holders of the Nonvoting Common Stock unless a cash dividend or other such distribution in like kind and equal per-share amount is simultaneously declared, paid or made to the holders of Common Stock; and that

(b)    Stock dividends declared on the Nonvoting Common Stock shall be payable solely in shares of Nonvoting Common Stock. No stock dividend shall be declared or paid on the Nonvoting Common Stock unless a stock dividend payable in shares of Common Stock, proportionate on a per-share basis to the dividend on the Nonvoting Common Stock, is simultaneously declared and paid on the Common Stock.

3.    Liquidation.
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock and any other class or series of stock having a preference as to liquidating distributions over the Nonvoting Common Stock, the holders of the Nonvoting Common Stock shall be entitled to share ratably on a per-share basis with the holders of the Common Stock as a single class in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. A consolidation or merger of the Corporation with and into any other corporation or corporations shall not be deemed to be a liquidation, dissolution, or winding-up of the Corporation as those terms are used in this paragraph 3.
FIFTH: The corporation is to have perpetual existence.
SIXTH: The private property of the stockholders of the corporation shall not be subject to the payment of corporate debts of the corporation to any extent whatever.
SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall. if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
EIGHTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
(a)    To make, alter, amend and rescind the Bylaws of this corporation;

(b)    From time to time to determine whether and to what extent and at which times and places and under what conditions and regulations, the accounts and books of this corporation (other than the stock ledger) or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right of inspecting any account, book, or document of this corporation except as conferred by statute, unless authorized by a resolution of stockholders or directors;
(c)    To fix the amount to be reserved as working capital; to authorize and cause to be executed mortgages and liens upon the real and personal property and franchises of this corporation;
(d)    By resolution or resolutions passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions, or in the Bylaws of the corporation shall have and may exercise the powers of the Board of Directors in the management of the business and the affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
Both stockholders and directors shall have the power, if the Bylaws so provide, to hold their meetings either within or without the State of Delaware; the corporation shall also have the power, if the Bylaws so provide, to have one or more offices within or without the State of Delaware, in addition to the principal office in Delaware, and to keep the books of this corporation (subject to the provisions of the statute) outside of the State of Delaware at such places as may from time to time be designated by the Board of Directors.
This corporation may in its Bylaws confer powers additional to the foregoing upon the directors and may also confer upon them powers in addition to the powers and authorities expressly conferred upon them by the statute.
NINTH: Except as otherwise expressly provided in this Article NINTH:
(i)    any merger or consolidation of the corporation with or into any other corporation;
(ii)    any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to or with any other corporation, person or other entity;

(iii)    the issuance or transfer of any securities of the corporation to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $5,000,000); or
(iv)    the issuance or transfer of any securities of the corporation to any other corporation, person or other entity for cash, shall require the affirmative vote of the holders of
(a)    at least 75% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, (considered for the purposes of this Article as one class), and
(b)    at least a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors which are not beneficially owned, directly or indirectly, by such other corporation, person or other entity, if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or other entity is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange.
The provisions of this Article NINTH shall not apply to any transaction described in clauses (i), (ii), (iii) or (iv) of the first paragraph of this Article, (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, (considered for this purpose as one class), is owned of record or beneficially by the corporation and/or its subsidiaries; or (ii) with another corporation, person or other entity if the Board of Directors of the corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.
For the purposes of this Article NINTH, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) of this paragraph above), by any other corporation, person or other entity (a) with which it or its "affiliate" or "associate" (as referenced below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the corporation or (b) which is its "affiliate" or "associate" as those terms were defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on December 1, 1979. For the purposes of this Article NINTH, the outstanding shares of capital stock of the corporation shall include shares deemed owned through the application of clauses (i) and (ii) of this paragraph but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.
The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article NINTH, on the basis of information then known to it, whether (i) any corporation, person or other entity beneficially owns, directly or indirectly, 5% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, or is an "affiliate" or an "associate" (as referenced above) of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the corporation involves a substantial part of the assets of the corporation, (iii) assets or securities, or a combination thereof, to be acquired in exchange for securities of the corporation, have an aggregate fair market value of less than $5,000,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes of this Article NINTH.
Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), there shall be required to amend, alter, change, or repeal, directly or indirectly, this Article NINTH the affirmative vote of (i) at least 75% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors and (ii) at least a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors exclusive of all voting stock of the corporation beneficially owned, directly or indirectly by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, alteration, change or repeal, and to vote thereon, the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.
TENTH: Except as otherwise provided in the Certificate of Incorporation or the Bylaws, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Agreement of Merger which constitutes the Certificate of Incorporation, as amended, of the corporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ELEVENTH: A director or an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) in the case of an officer, in any action by or in the right of the Corporation. If the Delaware General Corporation law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Incorporation on this 31st day of January, 2024.

By:	/s/ Brian D. Johnson
Name:	Brian D. Johnson
Title:	Vice President and Corporate Secretary